UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2024

AEON Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40021	85-3940478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5 Park Plaza

Suite 1750

Irvine, CA 92614

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 354-6499

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	AEON	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Resignation of Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer.

(b)

On May 16, 2024, AEON Biopharma, Inc. (“AEON” or the “Company”) terminated the Consulting Agreement (the “Agreement”) between AEON and Peter Reynolds, which has resulted in his termination as the Chief Financial Officer, principal financial officer and principal accounting officer of the Company effective as of May 17, 2024.

(c)

Appointment of Principal Financial Officer

On May 16, 2024, our Board of Directors appointed Marc Forth, age 53, as our principal financial officer, effective as of May 17, 2024. Mr. Forth is our President, Chief Executive Officer and a member of the Board. Mr. Forth has served as the President and Chief Executive Officer of AEON since December 2019 and was Chief Executive Officer of ABP Sub Inc., Old AEON’s wholly owned subsidiary prior to the Subsidiary Merger, also starting in May 2019. Prior to that time, Mr. Forth was the Senior Vice President of Allergan PLC and Division Head for the U.S. Neurosciences, Urology and Medical Dermatology Division. Mr. Forth was responsible for all aspects of the commercialization of both current and future products within Neurosciences, Urology and Medical Dermatology, most notably Botox for all therapeutic uses from February 2014 to May 2019. Mr. Forth has held various leadership roles within Allergan since June 2003, including Vice President, Sales and Marketing Urology from February 2011 to February 2014 and Vice President, Specialty Therapeutics from July 2008 to February 2011. From June 2003 to July 2008, Mr. Forth also worked in various roles of increasing responsibility most notably focused on U.S. Aesthetics (Botox Cosmetic) and Global Strategic Marketing (Botox Therapeutic). Prior to Allergan, Mr. Forth held various Sales and Marketing roles of increasing responsibility at TAP Pharmaceutical Inc., a specialty company focused on Urology, Oncology, Gynecology and Gastroenterology. Mr. Forth received a B.S. in Business Administration from California State University, Fresno and a Graduate Marketing Certification from Southern Methodist University.

In connection with Mr. Forth’s appointment as our principal financial officer, Mr. Forth will not receive any additional compensation or equity awards. Mr. Forth has previously entered into our standard form of indemnification agreement. There were no arrangements or understandings between Mr. Forth and any other persons pursuant to which he was selected as a director or officer, nor does Mr. Forth have any family relationships among any of our directors or executive officers, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) between Mr. Forth and us required to be disclosed herein.

Appointment of Principal Accounting Officer

On May 16, 2024, our Board of Directors appointed Jennifer Sy, age 39, as our principal accounting officer, effective as of May 17, 2024. Ms. Sy has served as our Vice President, Corporate Controller since August 2023. Ms. Sy has held a variety of senior management positions with public and private companies in the technology, software and healthcare industries. Prior to joining the Company, Ms. Sy served as Corporate Controller at Nogin, Inc. from November 2021 to May 2023. From March 2018 to November 2021, she served as Director of Finance at Prospect Medical Holdings, Inc. From April 2014 to January 2018, she served as Controller at Eagle Business Performance Services. From August 2009 to March 2014, she served as Accounting Manager for the North America division at QAD, Inc. In these roles, she had overall responsibility for the corporate accounting and financial reporting functions. Ms. Sy began her career at Deloitte LLP as an external auditor from September 2006 to July 2009. Ms. Sy is a certified public accountant and holds a bachelor’s degree in business economics with a minor in accounting from the University of California, Los Angeles.

In connection with Ms. Sy’s appointment as our principal accounting officer, Ms. Sy will not receive any additional compensation or equity awards. Ms. Sy will enter into our standard form of indemnification agreement, which agreement is filed as Exhibit 10.9 to our Registration Statement on Form S-4 filed with the SEC on May 1, 2023. There were no arrangements or understandings between Ms. Sy and any other persons pursuant to which she was selected as an officer, nor does Ms. Sy have any family relationships among any of our directors or executive officers, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the SEC between Ms. Sy and us required to be disclosed herein.

Item 8.01. Other Events

AEON has delivered notice to PPD, Inc., the Company’s clinical research organization, to discontinue the Company’s Phase 2 double blind study of ABP-450 in the treatment of migraine (the “Migraine Study”), which had previously completed enrollment and dosing of patients, and to cease enrollment and dosing of patients in the Company’s open label extension study related to the Migraine Study (the “OLE Study”). Patients in the Migraine Study and OLE Study will be monitored for safety purposes through the 12-week period following their last treatment. The Company previously announced, in October 2023, topline data from the episodic migraine cohort of the Migraine Study, which failed to achieve its primary endpoint but did achieve certain key secondary endpoints and, in May 2024, interim topline data from the chronic migraine cohort of the Migraine Study, which failed to achieve its primary and secondary endpoints. The termination of the Migraine Study and OLE Study will allow the Company to conserve cash while it evaluates its strategic options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEON Biopharma, Inc.

Date: May 16, 2024	By:	/s/ Marc Forth
Marc Forth
Chief Executive Officer